Exhibit 10.4

LICENSE AGREEMENT

THIS LICENSE AGREEMENT, by and between Engineering Consulting and Solutions, GMBH, with its principal office in Neumarkt, Germany (“ECS” or “Licensor”) and Sebring Software, LLC, a Florida limited liability company with its principal office in Sarasota County, Florida (“Sebring” or “Licensee” or “reseller”) (each a “Party” and together the “Parties”).  The “Effective Date” hereof shall be the later of: (i) the date when the Advanced Payment has been made, or (ii) November 30, 2010.

WITNESSETH:

A.
WHEREAS, The Licensor has made certain new and useful inventions including computer software and graphic designs embracing a flexible user interface for internet applications, all as more fully described on Exhibit A, hereto (the “Technology”);

B.
WHEREAS, The Licensor desires to have the Technology commercialized in the Territory and to distribute and to deliver related services to end users (as defined in Exhibit B, hereto) through the granting of a non exclusive license (the “License”) to Licensee for the Territory.

C.
WHEREAS, The Licensee desires to acquire a non exclusive license to commercialize, deliver related services, create adaptors for customers based on the Licensor’s Technology programming interfaces, suggest and cooperate on improvements, use and license the Technology in the Territory for internal use and demonstration.

NOW, THEREFORE, it is agreed as follows:

1	LICENSE AGREEMENT

1.1	License

The Licensor hereby grants to the Licensee the non-exclusive right and license in the Territory to commercialize and distribute to end users, create adaptors and integrators based on the Licensor’s Technology programming interfaces, suggests and cooperate on improvements, use and exploit the Technology; to practice the processes embodied therein; and to use and create adaptors and integrators as described before for customer project demands.

a.
The Licensor hereby grants to the Licensee the non-exclusive right to grant non-exclusive sublicenses to end users on such terms as are consistent with the provisions of this Agreement and which are otherwise acceptable to the Licensor.

b.	The non-exclusive rights and license herein granted shall include upcoming new versions of the Technology and new releases.

2	REPRESENTATIONS AND COVENANTS OF LICENSOR

2.1 Representations by Licensor

The Licensor represent that:

a)
Licensor is the exclusive owner of all rights to the Technology and any patent, copyright or trademark applications to be filed thereon, has the right to grant the non-exclusive license hereby granted; and

b)
Licensor has at no time filed, or caused to be filed, applications for patents, copyrights or trademarks or obtained in its name, or caused to be obtained in the name of others, any patents, copyrights or trademarks, in the United States or elsewhere based on or covering any of the Technology, but may do so or seek to do so in its sole discretion.

2.2	Necessary Information and Documents
The Licensor shall furnish to the Licensee, at no cost, the Technology manuals regarding the Technology which are available to the Licensor to enable the Licensee to operate hereunder.

3	PAYMENTS

3.1 Advance Payment

Licensee agrees to pay Licensor One Hundred and Fifty Thousand United States Dollars (U.S.$150,000) (hereinafter, the “Advance Payment”) within ninety (90) days of the execution of this Agreement by the Parties which payment shall constitute an advance against the Royalty Payments contemplated in Section 3.2, herein.

3.2 Royalty Payments

As the sole consideration for the license granted to it however, Licensee agrees to pay Licensor, as a royalty, an amount equal to fifty percent (50%) of the prices documented in the actual Licensor pricelist (Exhibit C).

3.3 Treatment of Advance Payment

The Advance Payment shall constitute a non-refundable advance payment of the royalties due under Section 3.2 and shall not be in addition to royalties that are otherwise due hereunder..

3.4 Payment Procedures

The royalty payments due under Section 3.2, after taking into account Section 3.3, herein shall be paid within thirty (30) days after the end of each month during the Term of this Agreement.  Each payment shall be accompanied by a report indicating the specific sales or sub-licenses which resulted in paid royalties.  The Licensor’s invoiced amounts must be paid in full.

3.5 Records

Licensee agrees to keep complete and accurate records of all transactions on which royalty payments may be due under this Agreement.  Licensee will maintain an accurate and complete list of all customers to whom Licensee distributes Licensors software, including the names and addresses of each End User or entity, the date of the delivery of the software and the Licenses Agreement. Such records shall be maintained for a period of at least two (2) years after the date of the recorded transaction.  Licensor shall have a right to inspect such records either itself or through a party designated by Licensor at reasonable times and on reasonable notice to Licensee at Licensee’s facility during normal business hours.  The cost of any such audit shall be borne by Licensor unless such audit reveals an error of more than one percent (1%) in royalty payments, in which event the cost of such audit shall be borne and promptly paid to Licensor by Licensee.  Licensee agrees to promptly pay Licensor the amount of any underpayment revealed by such audit, and shall receive a credit for any overpayment.

4	TERM
Under the following circumstances

4.1
The Term of this Agreement shall commence on the effective date and renew annually as long as there are no material breaches from either party or if any patents issue in the Territory on the Technology for the full life of the last to expire of such patents, whichever is earlier; provided, however, the rights and licenses granted to the Licensee hereunder shall continue for one additional year upon written consent by both parties, but subject to the following rights of termination:

4.2	The Licensee may at any time, upon one month’s written notice to the Licensor, terminate this Agreement and the licenses granted hereunder.
4.3
If the Licensee breaches or is in default in performing any of the terms of this Agreement and such default continues for a period of thirty (30) days after written notice thereof is given to the Licensee, or if the Licensee is adjudicated bankrupt or insolvent, or enters into a compromise with its creditors, or if a receiver is appointed for any substantial portion of Licensee’s assets, then the Licensor shall have the right to terminate this Agreement upon giving notice to the Licensee at least ten (10) days prior to the effective date of termination, and thereupon the Agreement and the rights and licenses granted hereunder to the Licensee shall become void, without prejudice to any remedy of the Licensor for the recovery of any moneys due it under this Agreement.

4.4
Without limiting the foregoing, the Licensor may also terminate this agreement with written notice if the Licensee’s royalties payable under Section 3.2 do not reach a minimum of $150,000.00 in the first year of its term and $250,000.00 in the following years of the term, as adjusted for inflation.

4.5
Notwithstanding the foregoing, if, within eighteen (18) months of the effective date, Licensee fails to perform any of its obligations or make any payment owned to any person pursuant to any outstanding promissory note, loan or similar instrument or obligation, then Licensor shall have the right to immediately terminate this Agreement, whereupon this Agreement and the rights and licenses granted hereunder to the Licensee shall become void, without prejudice to any remedy of the Licensor for the recovery of any moneys due it under this Agreement.

5	INFRINGEMENT

5.1	Infringement
In the event information is brought to Licensor’s attention that others without license are infringing on the rights granted to Licensee pursuant to Article 1 hereof, the Licensee shall prosecute diligently any infringer at its own expense.

6	IMPROVEMENTS

6.1	Improvements
If during the term of this Agreement, the Licensor, shall make any further improvements in the Technology, or become the owner of any new improvements, then it shall communicate such improvements to the Licensee and the Licensee shall have the right to include the same in this Agreement.  Licensee agrees to pay Licensor, as a royalty, an amount equal to fifty percent (50%) of the prices documented in the current pricelist as provided by Licensor from time-to-time.

7	OWNERSHIP AND PROPRIETARY RIGHTS

7.1	Ownership
Licensee acknowledges that all right, title, and interest in the Technology is the property of Licensor. Licensee acknowledges that the Technology is copyrighted and that Licensee may not reproduce any copies of the Technology. Licensee is expressly prohibited from reverse engineering, or decompiling of the Technology. Licensee may not sublicense, assign, or transfer any of the rights relating to the use of the Technology, except as expressly permitted in writing by Licensor. Licensee agrees to indemny and hold harmless Licensor from and against any loss, liability, damage, or expense (including attorney's fees) incurred by Licensor, as a result of any Licensor breach of any of their obligations under this section, or under applicable copyright or intellectual property law.

7.2 Software Rights

For Technology which is itself software, or which incorporate software in any form, and for which licensor provides software license terms as part of the Technology documentation, Licensee must:

a)	Operate and demonstrate that Technology only in accordance with the software license terms;

b)	Convey to Licensee’s Customers the applicable software

8	CONFIDENTIALITY

8.1	Confidential Disclosure
Licensee understands and acknowledges that by execution of this Agreement a confidential relationship is created whereby Licensee may have access to certain information and materials concerning Licensor's business, plans, customers, technology and products that are confidential and of substantial value to Licensor, the value of such would be impaired if such information were improperly used or disclosed to third parties. Licensee therefore agrees that it will not disclose to any third party, or use in any way for its own account or the account of any third party, any such confidential information revealed to it by Licensor other than to fulfill its express obligations under this Agreement.

8.2
All End User customer lists, potential customer lists, marketing and financial information, business plans and technical information whether written or verbal of either Party, relating to the Products, and the Product and all code, inventions, algorithms, know how and ideas relating thereto shall be deemed confidential information of Licensor.

8.3
Licensee shall keep and have its agents and employees keep all confidential information of Licensor confidential and shall not copy or disclose the same, or authorize its employees or agents to copy or disclose the same, except as specifically authorized by this Agreement, without the prior written consent of Licensor. Upon expiration or termination of this Agreement, Licensee shall return to Licensor all copies of all confidential information, whether printed or otherwise.

8.4
Licensor retains all rights and title to its confidential information, in any form, disclosed to the Licensee pursuant to this Agreement. Licensee acknowledges that such confidential information is of substantial value to Licensor and that any disclosure or misuse of such confidential information is likely to cause irreparable harm.

9	SUPPORT SERVICES

9.1	Support Services
During the Term of this Agreement, Licensor will provide Licensee all support reasonably requested by Licensee to assist Licensee in the use and customizing of the Software, and all analysis and programming services reasonably necessary to correct and resolve any errors or problems which appear in the Software as a result of use of license by Licensee.  Licensee agrees to pay Licensor for such services pursuant to a support agreement to be negotiated in good faith between Licensor and Licensee.

10	WARRANTY
10.1	Licensor warrants that it has and will during the term of this Agreement maintain the right to grant Licensee the right to use and distribute the Technology under this Agreement.
10.2
Licensor warrants that for a term of ninety (90) days from the date of delivery to Licensee’s customers the Technology will perform substantially in accordance with the Technology Documentation provided. If the Licensee’s customers asserts a defect in the Technology during the above defined warranty period, Licensee shall be entitled as its sole remedy, at Licensor's sole option and expense, to have the defective Technology replaced by Licensor with Technology that substantially conforms to the Technology Documentation. If the replacement does not rectify the defect, or if the replacement is unduly delayed, Licensee shall be entitled to a refund or reduction of the price paid.

10.3
Licensor shall not be liable under this warranty if its testing and examination discloses that the alleged defect in the Technology does not exist or was caused by Licensee's or Licensee’s customers or any third party's misuse, neglect, improper installation or testing, unauthorized attempts to repair or modify, or any other cause beyond the range of the intended use of the Technology, or by accident, fire lightning, or other hazard.

10.4
Licensor does not warrant that the functions contained within the Technology will meet Licensee’s customer requirements, or will operate in any combination which may be selected for use by Licensee or customer, or that operation of the Technology will be uninterrupted or error free, or that any defects that may exist in the Technology will be corrected. This warranty is in lieu of all other warranties, express or implied, including any warranties of merchantability or fitness for a particular purpose. Notwithstanding any failure of the purpose of any limited remedy, Licensee's entire remedy for breach of warranty shall be limited to a refund of the purchase price for such Technology.

11	INDEMNITY BY LICENSEE

11.1
Licensee agrees to indemnify and hold Licensor harmless from and against any and all claims, liabilities, costs and expenses, however stated, relating to or arising from Licensee's performance under this Agreement, changes, additions or modifications made to the Technology by Licensee negligence or other acts or omissions of Licensee its officers, agents and employees, and delay, misuse, malfunction or other cause solely within the control of or under the authority of Licensee.

12	LIMITATION OF LIABILITY

12.1
Except as otherwise set forth herein, either party’s entire liability arising out of this agreement and/or sale/license/distribution of Technology shall be limited to the amount paid by Licensee for such Technology. In no event shall Licensor or Licensee be liable for costs of procurement of substitute goods and services, loss of use, data, or profits, or any special, incidental, indirect, or consequential damages, arising out of or in connection with this agreement or the use or the performance of Technology however caused and on any theory of liability, whether or not Licensor or Licensee has been advised of the possibility of such damage. The essential purpose of this provision is to limit the potential liability of either party arising out of this agreement and/or sale/license/distribution of Technology.

13	MISCELLANEOUS

13.1 Applicable Law

This Agreement shall be governed and construed in accordance with the laws of Germany.  The parties further agree that any dispute which is to be litigated under this Agreement shall be litigated in the appropriate court of Germany and Licensee agrees to be subject to jurisdiction in such state.

13.2 Severability

The provisions of this Agreement shall be deemed separable.  Therefore, if any part of this Agreement is rendered void, invalid, or unenforceable; such rendering shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts that are void, invalid or unenforceable as aforesaid shall substantially impair the value of the whole Agreement to either Party.  In such case, the Parties agree to negotiate in good faith a substitute provision that is as close to the void, invalid or unenforceable provision as possible, but which in valid and lawful.  In the event the Parties cannot negotiate an acceptable substitute provision which would permit the Agreement to remain in effect and still accomplish its intended objectives, then the Parties agree that the Agreement shall terminate.

13.3 Confidentiality of Agreement

The Parties agree that the existence of this Agreement shall not be confidential and that either Party may disclose the existence of this Agreement to third parties.

13.4 Notices

Any and all communications required as provided for in this Agreement shall be in writing and sent by First Class Mail, postage prepaid, and addressed to the last known address of the Party to be served therewith.  Notices sent by Certified Mail, Return Receipt Requested, shall be presumed to have been received.

Any notice to be given to Licensor shall be addressed to:

Engineering Consulting and Solutions, GMBH
Holzgartenstrasse 8
92318 Neumarkt in der Oberpfalz
Germany
Attention: CEO

Any notice to be given to Licensee shall be addressed to:

Sebring Software, LLC
1400 Cattlemen Road, Suite D
Sarasota, Florida  34232
United States of America
Attention: President

Any change in address of a Party shall be promptly communicated in writing to the other Party.

13.5 Integration and Amendment

This Agreement sets forth the entire agreement between Parties relating to the subject matter contained herein, superseding any prior agreements, whether oral or written, and may not be modified, amended, assigned or discharged except as expressly stated in this Agreement or by a written agreement signed by authorized representatives of the Parties.

13.6	Headings
The article and section headings in this Agreement are inserted for convenience only and shall not constitute a part hereto.

13.7	Assignments
This Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, legal representatives, successors and assigns of the Parties.

13.8 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original and shall be admissible for all purposes in action for breach of or enforcement of this Agreement.

13.9 Litigation

In the event of legal action to enforce the terms of this Agreement by one Party against the other, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs in bringing such action or any appeal thereof.

13.10	Survival of Certain Obligations
After expiration or termination of this Agreement, all provisions relating to payment shall survive until completion of required payments.  In addition to those provisions which specifically provide for survival beyond expiration or termination, all provisions contained in this section and all provisions, if any, regarding indemnification, warranty, limitations of liability, and confidentiality and/or protection of proprietary rights and trade secrets shall survive indefinitely or until the expiration of the time period specified elsewhere in this Agreement with respect to the provision in question.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement this Agreement to be executed induplicate.

LICENSOR
ENGINEERING CONSULTING and SOLUTIONS, GMBH

By: ________________________________________________
As its: CEO

LICENSEE

SEBRING SOFTWARE, LLC

By: ________________________________________________
As its: PRESIDENT

EXHIBIT A: “Technology”

For purposes of this Agreement, “Technology” shall mean software, graphic or other designs, procedures, processes, know-how, trade secrets, patents, trademarks including source code, copyrights, integrators and all other related tangible or intangible property or property rights related to flexible user interfaces for internet applications, including those permitting integration of different software and internet applications into a single web-based platform and including, but not limited to, existing and future products offered or developed by ECS; including existing ECS products identified by ECS as

Engineering Portal, (All Modules as described in the ECS Pricelist)

eCenter ,(All Modules as described in the ECS Pricelist)
eCenter ICM2, (All Modules as described in the ECS Pricelist).
eCenter PLM Integrator
eCenter ERPxPDM

EXHIBIT B: TERRITORY

For purposes of this Agreement, Territory shall include the continents of North America, including the islands of Hawaii, South America and the Caribbean Islands.